EXHIBIT 12
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                                         NEW ENGLAND POWER COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                                 March 31, 1997                 Years Ended December 31,
                                     Actual                    --------------------------------------------------------------
                                    (Unaudited)   1996       1995         1994      1993        1992
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                          $149,455   $152,483    $151,427    $149,373   $141,468    $134,151
----------
Less undistributed income of
  nuclear power companies              1,391        846         707           6        544         320
                                    --------   --------    --------    --------   --------    --------
                                     148,064    151,637     150,720     149,367    140,924     133,831

Add income taxes and fixed charges
----------------------------------
  Current federal income taxes        83,654     84,885      55,094      61,350     62,454      64,417
  Deferred federal income taxes       (5,898)    (6,206)     21,001      20,501     17,745       4,741
  Investment tax credits - net        (2,023)    (2,023)     (1,505)     (3,577)    (2,606)     (1,328)
  State income taxes                  15,320     15,793      16,814      17,328     17,242      14,596
  Interest on long-term debt          44,238     45,111      46,797      38,711     45,837      59,382
  Interest on short-term debt
   and other interest                  9,549     10,066      10,525       1,956      5,427       2,071
  Estimated interest component
   of rentals                          3,025      3,092       3,349       3,635      3,851       4,121
                                    --------   --------    --------    --------   --------    --------
Net earnings available
  for fixed charges                 $295,929   $302,355    $302,795    $289,271   $290,874    $281,831
                                    ========   ========    ========    ========   ========    ========
Fixed charges:
  Interest on long-term debt        $ 44,238    $45,111    $ 46,797    $ 38,711   $ 45,837    $ 59,382
  Interest on short-term debt
   and other interest                  9,549     10,066      10,525       1,956      5,427       2,071
  Estimated interest component
   of rentals                          3,025      3,092       3,349       3,635      3,851       4,121
                                    --------   --------    --------    --------   --------    --------
   Total fixed charges              $ 56,812   $ 58,269    $ 60,671    $ 44,302   $ 55,115    $ 65,574
                                    ========   ========    ========    ========   ========    ========

Ratio of earnings to fixed charges      5.21       5.19        4.99        6.53       5.28        4.30
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